                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                       Metro One Telecommunications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

April 4, 1997

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of the Shareholders of Record of Metro One Telecommunications, Inc., which will be held on Thursday, May 8, 1997, at 3:30 pm, local time, at the Portland Conference Center, 300 N.E. Multnomah Street, Portland, Oregon 97232. I hope that you will be able to attend the meeting.

     Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement. The Company's Annual Report for the year ended December 31, 1996 is also enclosed.

     Whether or not you attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting and vote in person, you will, of course, have that opportunity.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

[SIG]

Timothy A. Timmins
President
Chief Executive Officer

                       METRO ONE TELECOMMUNICATIONS, INC.

                            NOTICE OF ANNUAL MEETING
                           TO BE HELD ON MAY 8, 1997

To the Shareholders of Metro One Telecommunications, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of METRO ONE TELECOMMUNICATIONS, INC. (the "Company") will be held on May 8, 1997 at 3:30 p.m. local time, at the Portland Conference Center, 300 N.E. Multnomah Street, Portland, Oregon for the following purposes:

     1. To elect five Directors, each for a one-year term;

     2. To approve an amendment of the Company's 1994 Stock Incentive Plan to increase the number of shares of Common Stock available for issuance under the Plan from 1,428,500 to 1,900,000;

     3. To approve an amendment of the Second Restated Articles of Incorporation to decrease the number of authorized shares of Common Stock from 490,000,000 to 50,000,000;

     4. To approve the selection of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 1997; and

     5. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed March 18, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors

                                          STEBBINS B. CHANDOR, JR.
                                          Secretary

Beaverton, Oregon
April 4, 1997

                       METRO ONE TELECOMMUNICATIONS, INC.
                            8405 S.W. NIMBUS AVENUE
                            BEAVERTON, OREGON 97008

                                PROXY STATEMENT
                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 8, 1997

GENERAL

     This Proxy Statement is furnished to shareholders of METRO ONE TELECOMMUNICATIONS, INC. (the "Company") in connection with the solicitation by the Board of Directors of proxies from the shareholders of record of the Company's outstanding shares of Common Stock, no par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held on May 8, 1997, at 3:30 p.m., local time, and at any adjournments or postponements thereof (the "Annual Meeting").

     At the Annual Meeting, shareholders will be asked to (i) elect five members of the Board of Directors, (ii) approve an amendment of the Company's 1994 Stock Incentive Plan to increase the number of shares of Common Stock available for issuance under the Plan from 1,428,500 to 1,900,000, (iii) approve an amendment of the Second Restated Articles of Incorporation to decrease the number of authorized shares of Common Stock from 490,000,000 to 50,000,000, (iv) approve the selection of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 1997 and (v) transact such other business as may properly come before the meeting. This Proxy Statement, together with the enclosed proxy card, is first being mailed to the Company's shareholders on or about April 4, 1997.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     The Board of Directors has fixed March 18, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to notice of and to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 2,537 beneficial holders of the 10,783,303 shares of Common Stock then outstanding. The presence, in person or by proxy, of 51% of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

     If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted (i) FOR the election of the Directors named in the Proxy, (ii) FOR the amendment of the Company's 1994 Stock Incentive Plan to increase the number of shares of Common Stock available for issuance under the Plan from 1,428,500 to 1,900,000, (iii) FOR the amendment of the Second Restated Articles of Incorporation to decrease the number of authorized shares of Common Stock from 490,000,000 to 50,000,000, and (iv) FOR approval of the selection of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1997.

     The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to Secretary, Metro One Telecommunications, Inc., 8405 S.W. Nimbus Avenue, Beaverton, Oregon 97008, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)
BACKGROUND

     At the Annual Meeting, five directors are to be elected to serve until the date of the Company's Annual Meeting to be held in 1998 and until their successors are elected and qualified. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other persons as the Board of Directors may recommend.

INFORMATION AS TO THE BOARD'S NOMINEES

     The following table sets forth the names of the Board of Directors' nominees for election as directors. Also set forth is certain other information with respect to each such person's age at March 15, 1997, the periods during which he has served as a director of the Company, the expiration of his term as a director, positions currently held with the Company and his principal occupation or employment during the last five years.

                                          DIRECTOR   EXPIRATION
                 NAME               AGE    SINCE      OF TERM          POSITION WITH THE COMPANY
    ------------------------------  ---   --------   ----------   -----------------------------------
    A. Jean de Grandpre             75      1995        1997      Chairman of the Board of Directors
    G. Raymond Doucet               54      1995        1997      Director
    William D. Rutherford           58      1995        1997      Director
    Timothy A. Timmins              40      1994        1997      President, Chief Executive Officer
                                                                    and Director
    James M. Usdan                  47      1997        1997      Director

     A. Jean de Grandpre is Chairman of the Board of Directors of the Company and has served as a director since 1995. Mr. de Grandpre is the founding Director and Chairman Emeritus of Bell Canada Enterprises from which he retired in 1989. He has served on the Canadian Advisory Board of BJB International Management since 1993, and the boards of Textron Canada Ltd. since 1992 and Thera Technologies since 1993. He is a former Director of Bell Canada, Northern Telecom Limited, Chrysler Corporation, Chrysler Canada Ltd., and the International Advisory Board of The Chemical Bank, New York. Mr. de Grandpre is a Life Member of the Canadian Bar Association, Emeritus Member of the Canadian Association of Canadian General Counsel, Member of the Bar of the Province of Quebec and former Chancellor of McGill University. Mr. de Grandpre is a lawyer, appointed Queen's Counsel, a Companion of the Order of Canada, the highest honour granted a private citizen. Mr. de Grandpre is the recipient of the Honourary Associate Award of the Conference Board of Canada and is an inductee into the Canadian Business Hall of Fame.

     G. Raymond Doucet has served as a director of the Company since 1995. Mr. Doucet is the President and Chief Executive Officer of TeleZone Corporation, a Toronto-based telecommunications company. He is also President and Chief Executive Officer of Douserv Management Inc., a Montreal-based holding Company. From 1984 to 1991, he was the Chairman and Chief Executive Officer of Radcel Communications Inc. which was purchased by Rogers Communications, Inc. Prior to that, he was President of Douserv Group Inc., a company offering consulting, marketing and operational services to the telecommunications industry. From 1965 to 1974, Mr. Doucet was the Director of Technical Services with Bell Canada where he was responsible for the planning and development of transmission and distribution networks. Mr. Doucet serves on the boards of directors of Doucet & Associates Consultants Inc., Servco Quebec Inc. and TeleZone Inc.

     William D. Rutherford has served as a director of the Company since 1995. Mr. Rutherford is Chief Executive Officer of Fiberboard Asbestos Compensation Trust, a position he has held since February 1997. From 1995 to 1996, Mr. Rutherford was a principal with Macadam Partners, a Portland-based investment firm. He was formerly the Treasurer of the State of Oregon, where he was responsible for the State's then $14 billion investment program and the state's then $7.5 billion in indebtedness and during which service he was elected Chairman of the Oregon Investment Council. He also served for seven years as a Member of the Oregon House of Representatives. From 1994 to 1995, Mr. Rutherford served as Director of Special Projects for Metallgesellschaft Corp., a multi-billion dollar international trading company. From 1990 through 1993, Mr. Rutherford was President and a director of Societe Generale Touche Remnant Corporation (U.S.), an international asset management company. From 1987 to 1990, Mr. Rutherford was President and Chief Executive Officer of ABD International Management Corporation, an international asset management company. Mr. Rutherford formerly practiced law and served as the Chief Executive Officer of a regional investment firm. A U.S. Army veteran, Mr. Rutherford received a Bachelor of Science in History from the University of Oregon and an LL.B. from Harvard University Law School.

     Timothy A. Timmins has served as President and Chief Executive Officer of the Company since 1995 and as a director of the Company since 1994. He served as the Company's Executive Vice President and Chief Financial Officer from 1993 to 1995. From 1985 to 1993, Mr. Timmins served in various capacities with the Investment Banking Division of Kemper Securities, Inc. and predecessor firms, ultimately as Senior Vice President. Mr. Timmins is a certified public accountant and holds a Bachelor of Science degree in Business Administration from Portland State University and a Masters degree in Business Administration from the University of Southern California.

     James M. Usdan was appointed to the Board of Directors of the Company in March 1997 to fill a vacancy on the Board. Mr. Usdan is President, Chief Executive Officer and a director of RehabCare Group Inc., a publicly-traded (NASDAQ), St. Louis-based developer and manager of inpatient subacute and outpatient rehabilitation programs under longterm contracts with hospitals. Mr. Usdan joined RehabCare in 1990 as President and Chief Operating Officer, becoming Chief Executive Officer of the Company in 1991. Prior to joining RehabCare, Mr. Usdan founded and was President and Chief Executive Officer of American Transitional Care, Inc. from 1987 to 1990, and, from 1986 to 1987, he was Executive Vice President and Chief Operating Officer of Rehab Hospital Services Corporation, the rehabilitation subsidiary of National Medical Enterprises. He is a Board member of Maryville University and of the Metropolitan Employment and Rehabilitation Services. Mr. Usdan holds a Bachelor of Arts degree from Harvard College.

     Pursuant to the Company's Second Restated Articles of Incorporation, at any time when the Board of Directors consists of six or more members, the Board of Directors is divided into three classes serving staggered three-year terms. Directors are otherwise elected to serve one-year terms. Executive officers are appointed by and serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors appointed a Compensation Committee in 1995. The Compensation Committee, which met two times in 1996, reviews executive compensation and makes recommendations to the full Board regarding changes in compensation, and also administers the Company's stock option plans. The members of the Compensation Committee are Messrs. de Grandpre, Doucet and Rutherford. The Board of Directors appointed a standing Audit Committee in 1996. The Audit Committee, which met two times in 1996, reviews the scope of the independent annual audit, the independent public accountants' letter, if any, to the Board of Directors concerning the effectiveness of the Company's internal financial and accounting controls and facilitates the preparation of the Board of Directors' response to that letter, if deemed necessary. The members of the Audit Committee are Messrs. de Grandpre, Doucet and Rutherford. The Board of Directors acts as a nominating committee for selecting nominees for election as directors.

DIRECTORS' COMPENSATION AND OTHER ARRANGEMENTS

     Generally, directors who are not employees of the Company receive $500 plus expenses for each Board meeting attended locally or via telephone and $2,500 plus expenses for each meeting attended in person for which substantial travel is required. Messrs. de Grandpre and Doucet, in 1995, and Mr. Rutherford, in 1996, were granted non-qualified options to purchase 57,140 shares of Common Stock of the Company at a price of $8.05 per share; such options vest over a four-year period, which vesting may be accelerated under certain conditions. Beginning in 1996, Directors who are not employees of the Company will be granted non-qualified options to purchase 10,000 shares of Common Stock at the time of recruitment ("Recruitment Grant") and 10,000 shares of Common Stock in October of each year ("Annual Grant"). The nonemployee Chairman of the Board on July 31 of each year will also be granted a non-qualified option to purchase 14,286 shares of Common Stock (also, an "Annual Grant"). Annual Grants and Recruitment Grants are vested and exercisable at the time of the grant and have exercise prices equal to the market price on the date of grant. Mr. de Grandpre also receives $2,000 a month for his service as Chairman of the Board.

     The Company entered into a two-year consulting agreement with G. Raymond Doucet, a director, in December 1994, pursuant to which Mr. Doucet will advise the Company on (i) enhancing the profitability of its Enhanced Directory Assistance ("EDA"), (ii) technical and personnel matters, and (iii) financial and budgetary matters. In addition to receiving a consulting fee of $5,000 per month, the Company in 1994 granted Mr. Doucet an option to purchase up to 85,710 shares of its Common Stock at an exercise price of $2.31 per share. The Company entered into a new, two-year consulting agreement with Mr. Doucet in December 1996. In connection with the new agreement, in addition to receiving a consulting fee of $5,000 per month, Mr. Doucet was granted a non-qualified option to purchase 30,000 shares of Common Stock of the Company at a price of $13.38 per share. Such options vest upon the occurrence of certain performance milestones relating to the Company entering into long-term EDA Service contracts with certain entities. As of March 15, 1997, 10,000 shares under the option had vested.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote FOR the election of its nominees as Directors. If a quorum is present, a plurality of the votes cast by the shares entitled to vote is required for the election of a director. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists but are not counted and have no effect in determining whether the nominee has received the required shareholder vote.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers of the Company:

          NAME               AGE                               POSITION
-------------------------    ---     ------------------------------------------------------------
Timothy A. Timmins           40      President, Chief Executive Officer and Director
Stebbins B. Chandor, Jr.     37      Senior Vice President, Chief Financial Officer and Secretary
Gary E. Henry                40      Senior Vice President -- Call Center Operations
Kevin S. Anderson            33      Vice President -- Customer Care and Project Administration
Lori A. Castillo-Brown       41      Vice President -- Sales & Marketing
Patrick M. Cox               35      Vice President -- Technology
Karen L. Johnson             47      Vice President -- Controller and Corporate Development
Michael A. Kepler            34      Vice President -- Information Systems

     Information concerning the principal occupation of Mr. Timmins is set forth under "Information as to the Board's Nominees." Information concerning the principal occupation during the last five years of the executive officers of the Company who are not also directors of the Company is set forth below.

     Stebbins B. Chandor, Jr. joined the Company in September 1995 and serves as Senior Vice President and Chief Financial Officer. He has served as Secretary of the Company since August, 1996. From 1985 to 1995, Mr. Chandor served in various corporate finance capacities with BA Securities, Inc., a wholly-owned subsidiary of BankAmerica Corporation, and affiliated or predecessor firms including Bank of America and Continental Bank N.A. He specialized in structured finance/asset securitization and mezzanine debt financing. Mr. Chandor holds a Bachelor of Science degree in Chemical Engineering from Tufts University and a Masters degree in Business Administration from the University of Southern California.

     Gary E. Henry joined the Company in 1993 and serves as Senior Vice President -- Call Center Operations. Prior to 1993, Mr. Henry was Senior Vice President, Corporate Services Director for Imperial Corporation of America, Inc., a financial institution, with whom he was employed since 1985. He holds a Bachelor of Arts degree in Public Administration from San Diego State University.

     Kevin S. Anderson has served as Vice President -- Customer Care and Project Administration of the Company since 1996. Since its inception in 1989, Mr. Anderson has served in various capacities including President, Executive Vice President and Senior Vice President. From 1988 to 1989, Mr. Anderson served as Vice President of Operations for Line One Telecommunications, Inc. Mr. Anderson holds a Bachelor of Science degree in Business Administration from Oregon State University

     Lori A. Castillo-Brown joined the Company in October 1996 and serves as Vice President -- Sales & Marketing. Prior to joining the Company, Ms. Brown was President of ENTEK Solutions, a nationwide technical consulting company from 1991 to 1996. Ms. Brown has held various sales, management and marketing positions with US West Information Systems and with Executone Information Systems, an independent manufacturer of telecommunications products. She holds a Bachelor of Science degree in Marketing from the University of Oregon.

     Patrick M. Cox has served as Vice President -- Technology of the Company since 1996 and served as Executive Vice President and Chief Operating Officer from 1993 to 1996, Secretary of the Company from 1995 to 1996 and a director of the Company from 1989 to 1996. Since the Company's inception in 1989 through October 1993, Mr. Cox served as Chairman of the Board of Directors, President and Chief Executive Officer or similar positions. From 1986 to 1989, Mr. Cox was a Director and Vice President of Line One Telecommunications, Inc., a company that installed and serviced private communications networks and served as a sales, service and repair center for Cellular One. Mr. Cox is a member of the National Association of Radio and Telecommunications Engineers and is a Certified Engineer Class One.

     Karen L. Johnson joined the Company in November 1993 and serves as Vice President -- Controller and Corporate Development. From 1989 to 1993, she was Financial Operations Manager for Care Medical Equipment, Inc. and Care Ambulance, Inc. Ms. Johnson is a certified public accountant with a Bachelor of Arts degree from St. Olaf College and she performed post-graduate work in accounting and business administration at Portland State University.

     Michael A. Kepler has served as Vice President -- Information Systems for the Company since 1993. From 1989 to 1993 he held a similar position as Director of Information Systems. From March 1989 until joining the Company, Mr. Kepler was a programmer with ComLink West, a computer services concern that performed contract programming for the Company. During 1988 and early 1989, he was an Engineering Technician with Single Board Systems and an Assembly and Testing Technician with Hewlett Packard.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, the Company believes that during fiscal 1996 its officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth, for the fiscal year ended December 31, 1996, certain summary information concerning compensation of the person serving as the Company's Chief Executive Officer and the one other most highly paid executive officer of the Company whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers"). No other executive officer received compensation exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                        ------------
                                           ANNUAL COMPENSATION           SECURITIES
                                      -----------------------------      UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR      SALARY       BONUS      OPTIONS/SARS     COMPENSATION
------------------------------------  ----     --------     -------     ------------     ------------
Timothy A. Timmins                    1996     $127,385          --             --               --
  President and Chief Executive
     Officer                          1995       96,961          --        399,981               --
                                      1994       79,961          --             --               --
Patrick M. Cox                        1996      116,154          --             --               --
  Vice President -- Technology        1995       98,850          --        199,991               --
                                      1994       89,729          --             --               --

OPTIONS GRANTED

     During the year ended December 31, 1996, no Named Executive Officer was granted an option to purchase Common Stock pursuant to the Company's 1994 Stock Incentive Plan (the "Plan").

YEAR-END OPTION TABLE

     The following table provides information regarding exercises of options during 1996 and unexercised options held, as of December 31, 1996, by the Named Executive Officers.

    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                    SHARES                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                   ACQUIRED               UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                      ON       VALUE        OPTIONS AT YEAR-END             AT YEAR-END
              NAME                 EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
---------------------------------  --------   --------   -------------------------   -------------------------
Timothy A. Timmins...............        --         --        349,983/49,998                    0/0
Patrick M. Cox...................        --         --           199,991/0                      0/0

     In July 1995, the Company entered into employment contracts with Messrs. Timmins and Cox that allow for a base annual compensation and increases based upon achievement of certain corporate goals and upon a formula tied to the profitability of the Company and for employment of them for five-year periods ending in July of 2000. The agreements provide for annual base salaries for Messrs. Timmins and Cox of $120,000 and $110,000, respectively, that are eligible for a one-time increase of $30,000 and $25,000, respectively, based upon the occurrence of (i) a public offering of the Company's Common Stock at price of $10.50 per share resulting in aggregate gross proceeds to the Company of $10,000,000 or (ii) a sale or merger of the Company resulting in $10.50 consideration per share or (iii) the achievement of three consecutive calendar quarters of earnings by the Company before interest, taxes and depreciation of $250,000 in addition to the trading of the Company's Common Stock at $10.50 per share for a specified period (each such base salary, if increased, hereafter an "adjusted base salary"). Based on the achievement of three consecutive calendar quarters of earnings by the Company before interest, taxes and depreciation of $250,000 and the trading of the Company's Common Stock at $10.50 per share for a specified period, Messrs. Timmins and Cox began to earn their adjusted base salary during the fourth quarter of 1996. The employment agreements provide for annual bonuses for 2 percent up to 100 percent of base salary or adjusted base salary, as applicable, based upon the

Company's achievement of earnings per share from $.07 to $4.45 in the year in which net earnings are first achieved and annual bonuses from 2 percent to 100 percent of base salary or adjusted base salary, as applicable, for earnings per share growth from 8 percent to 30 percent in subsequent years. The employment agreements also provide for payment to Messrs. Timmins and Cox of one additional year of base salary or adjusted base salary, as applicable, in the event of the termination of their respective employment for reasons other than cause and six months additional base salary or adjusted base salary, as applicable, if for cause, for disability or upon their death. Under the employment agreements, Messrs. Timmins and Cox have been granted certain indemnification rights. In addition, the employment agreements prevent Messrs. Timmins and Cox from competing with the Company or soliciting the employment of other individuals employed by the Company during Messrs. Timmins' and Cox's respective employment and for a period of one year thereafter. Under the employment agreements, Messrs. Timmins or Cox may not disclose the Company's confidential information to outsiders during their respective employment and for a period of two years thereafter.

                              CERTAIN TRANSACTIONS

     During 1994, G. Raymond Doucet and A. Jean de Grandpre, both of whom are now directors of the Company, purchased 8% Convertible Secured Notes ("8% Notes") of the Company in the principal amounts of $275,000 and $150,000, respectively, through investment companies controlled by them, as part of a convertible secured note financing of the Company (the "Secured Note Financing"). The 8% Notes beneficially held by Messrs. Doucet and de Grandpre were converted into 119,042 and 64,932 shares of the Common Stock of the Company, respectively, during the fourth quarter of 1995.

     On May 31, 1996, the lenders in the Secured Note Financing, including MDL Investments Inc., Mr. Doucet and Mr. de Grandpre (the "Lenders"), and the Company entered into a Shareholder Rights Agreement, pursuant to which the Company granted to the Lenders certain registration rights with respect to shares of Common Stock of the Company held by the Lenders and a right of first refusal with respect to future sales of Common Stock, preferred stock or other securities issued by the Company. Mr. Doucet exercised this right of first refusal and purchased 16,712 shares in the August 1996 initial public offering of the Company's Common Stock at the initial public offering price of $8.50. The Shareholder Rights Agreement provides for the termination of this right of first refusal upon the consummation of an underwritten public offering of the Common Stock of the Company in which the Company receives cash proceeds of not less than $10 million based on a per share price of at least $10.50.

     The Company entered into a two-year consulting agreement with Mr. Doucet in November 1994 and granted him a five-year option to purchase up to 85,710 shares of its Common Stock at an exercise price of $2.31 per share. The Company entered into a new, two-year consulting agreement with Mr. Doucet in December 1996 and in connection with that agreement, the Company granted Mr. Doucet an additional option to purchase up to 30,000 shares of its Common Stock at an exercise price of $13.38. See "Directors' Compensation and Other Arrangements."

     On July 20, 1995, Robert J. Cymbala resigned as the Company's President and Chief Executive Officer. In connection with that resignation, the Company and Mr. Cymbala entered into an agreement, dated July 20, 1995, wherein the Company agreed to pay Mr. Cymbala the amount of $98,193, representing nine months compensation which amount was paid to Mr. Cymbala in biweekly installments ending April 19, 1996. The agreement also included a release of claims by Mr. Cymbala and a covenant prohibiting Mr. Cymbala from competing with the Company for a period of one year.

     From time to time the Company has made cash advances to its officers, employees and consultants. At December 31, 1996, the Company carried several unsecured notes receivable, bearing interest at rates ranging from 7.89% to 9.01%, from certain of its officers, employees, consultants and a former employee. The following table lists individuals for whom the Company carried aggregate outstanding balances greater than $60,000 at any time during 1995 or 1996.

                                                              BALANCE AT
                                    NAME                   DECEMBER 31, 1996
                    -------------------------------------  -----------------
                    Kevin S. Anderson....................       $63,002
                    Patrick M. Cox.......................       $60,395

     The loans to Mr. Anderson are evidenced by 44 promissory notes with maturities from June, 1992 to December, 1994, and bear interest at rates ranging from 7.89% to 9.01%. The loans to Mr. Cox are evidenced by 38 promissory notes with maturities from June, 1992 to December, 1994, and bear interest at rates ranging from 7.89% to 9.01%. These loans were extended by the Company to Messrs. Anderson and Cox for personal purposes during periods when the Company's financial position did not permit significant compensation increases to officers and when the Company's future capital needs were uncertain. The Company believed that making these cash advances allowed it to retain key personnel while maintaining the ability to secure repayment at later dates if required by the Company's capital needs. Although these notes have matured and are due, some of these notes may be forgiven at future dates, resulting in additional payroll tax liability for the Company and additional income tax liability for the makers of the notes.

     The Company believes that the foregoing transactions were fair to the Company and in its best interests. As a matter of policy, all future transactions between the Company and any of its officers, directors or principal stockholders or their affiliates will continue to be approved by a majority of the Board of Directors and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties, and will continue to be for bona fide business purposes of the Company.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of March 15, 1997, certain information regarding the ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all executive officers and directors as a group. Except as otherwise indicated, the Company believes the that persons listed below have sole investment and voting power with respect to the shares of Common Stock owned by them.

                                                                    SHARES BENEFICIALLY
                                                                           OWNED
                                                                   ---------------------
        NAMED EXECUTIVE OFFICERS, DIRECTORS AND 5% SHAREHOLDERS    NUMBER(1)     PERCENT
        -------------------------------------------------------    ---------     -------
        Patrick M. Cox.........................................      459,501        4.2
        8405 S.W. Nimbus Avenue
        Beaverton, Oregon 97008
        A. Jean de Grandpre....................................       99,930          *
        8405 S.W. Nimbus Avenue
        Beaverton, Oregon 97008
        G. Raymond Doucet......................................    266,462..        2.4
        8405 S.W. Nimbus Avenue
        Beaverton, Oregon 97008
        William D. Rutherford..................................       48,047          *
        8405 S.W. Nimbus Avenue
        Beaverton, Oregon 97008
        Timothy A. Timmins.....................................      403,910        3.6
        8405 S.W. Nimbus Avenue
        Beaverton, Oregon 97008
        James M. Usdan.........................................       10,000          *
        8405 S.W. Nimbus Avenue
        Beaverton, Oregon 97008
        Fiduciary Trust Company International..................      683,800        6.3
        Two World Trade Center
        New York, New York 10048
        MDL Investments, Inc...................................      545,219        5.1
        999 de Maisonneuve Blvd West, Suite 1775
        Montreal, Quebec Canada H3A 3L4
        All directors and officers as a group (12 persons).....    1,765,762       16.1

---------------

* Less than one percent

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from March 15, 1997 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 15, 1997 is as follows: Patrick M. Cox -- 199,991 shares; G. Raymond Doucet -- 130,708 shares; A. Jean de Grandpre -- 34,998 shares; William D. Rutherford -- 27,852 shares; Timothy A. Timmins -- 399,981 shares; James M. Usdan -- 10,000 shares and All directors and officers as a group -- 1,020,240 shares.

                     AMENDMENT TO 1994 STOCK INCENTIVE PLAN

                                  (PROPOSAL 2)

GENERAL

     The shareholders are being asked to approve an amendment to the Company's 1994 Stock Incentive Plan ("Plan") that will increase the number of shares of Common Stock available for issuance under the Plan by 471,500 shares to 1,900,000 shares of Common Stock. The Plan was approved by the Board of Directors on November 30, 1994 and by the Shareholders at a Special Meeting of the Shareholders on November 29, 1995. On March 4, 1997, the Board unanimously adopted an amendment, subject to shareholder approval, increasing the number of shares of Common Stock available for issuance under the Plan.

     As of March 15, 1997, there were 137,024 shares available for future issuance under the Plan (exclusive of the increase in shares subject to shareholder approval at this Annual Meeting). The Board of Directors believes that increasing the number of shares available for issuance under the Plan will provide the Company with equity award opportunities to attract, retain and motivate the best available personnel for the successful conduct of its business. The Company believes that the number of remaining shares available for issuance under the Plan will be insufficient to accomplish these purposes. The Company anticipates that this increase in shares reserved under the Plan should meet the Company's retention and motivation goals through the next two to three years.

     The principal terms and provisions of the Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Plan. A copy of the Plan, as amended, will be furnished by the Company to any shareholder upon written request to the Corporate Secretary at the Company's corporate offices.

SUMMARY OF THE 1994 STOCK INCENTIVE PLAN

     The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility at Metro One Telecommunications, Inc. (the "Company"), to provide additional incentive to the Company's employees and consultants and to promote the success of the Company's business. The Plan may be administered by the Company's Board of Directors (the "Board"), or by a Committee (the "Committee") the members of which are appointed by the Board. The Plan is currently administered by the Compensation Committee of the Board. In accordance with the terms of the Plan, the Board, or the Committee, may grant options: (i) intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees; or (ii) not intended to qualify as ISOs under Section 422 of the Code ("NSOs") to employees or consultants. Direct stock grants or sales may also be made under the Plan.

     Securities Offered. The stock options that may be granted under the Plan may be exercised to purchase shares of the Company's common stock, no par value (the "Common Stock"), 1,428,500 shares of which have been reserved for issuance upon the exercise of options granted, or sales made, pursuant to the provisions of the Plan.

     Eligibility. Employees, defined as any person, including officers and directors, employed by the Company or any parent or subsidiary of the Company, are eligible to be granted options under the Plan. Consultants, defined as any person who is engaged by the Company or any subsidiary to render consulting services, and who is compensated for such services, are also eligible to be granted options under the Plan. If an employee is granted an ISO which, when aggregated with all other ISOs granted to such employee by the Company, or by any parent or subsidiary of the Company, would result in shares of the Common Stock having an aggregate fair market value in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) becoming available for purchase upon the exercise of one (1) or more ISOs during any calendar year, then such excess ISOs shall be treated as NSOs.

     Option Terms. The term of each ISO shall be ten (10) years from the date of grant or such shorter term as may be stated in the agreement granting such ISO; provided, however, that the term of an ISO granted to an employee who, at the time of such grant, owns shares representing more than ten percent (10%) of the voting power of all classes of the Company's, any parent's or subsidiary's stock, shall be five (5) years from the data of grant or such shorter term as may be stated in the agreement granting such ISO. The term of each NSO shall be ten (10) years and one (1) day from the date of grant or such other term as may be stated in the agreement granting such NSO; provided, however, that the term of a NSO granted to an employee who, at the time of such grant, owns shares representing more than ten percent (10%) of the voting power of all classes of the Company's, any parent's or subsidiary's stock, shall be five (5) years and one (1) day or such shorter term as may be stated in the agreement granting such NSO.

     An option granted pursuant to the provisions of the Plan may be exercised at such times and under such conditions as the Board determines. If an employee to whom an ISO or NSO has been granted ceases to be an employee of the Company other than by reason of his death or disability, such person may exercise his ISO or NSO only during such period as the Board specified at the time the ISO or NSO was granted, which period of time may in no event exceed 90 days from the date of termination, and only to the extent that he could have exercised it on the date of his termination. An option may not be sold, transferred or otherwise disposed of in any manner other than by the laws of descent and distribution. During the lifetime of the person to whom an option was granted (the "Optionee"), such option generally may be exercised only by the Optionee. If an Optionee ceases to be an employee or a consultant to the Company by reason of his disability, then the Optionee may exercise his option at any time during the 12 month period following the date of his termination (to the extent that he could have exercised it on the date of his termination). In the event of the death of an Optionee, such option generally may be exercised (to the extent such option was exercisable on the date of death) during the 12-month period following the date of death by a the Optionee's estate or by a person who acquired such option by bequest or inheritance.

     The Board shall determine the exercise price of ISOs granted under the Plan, but such price may not in any case be less than one hundred percent (100%) of the fair market value per share of the Common Stock on the date the option is granted. The Board shall determine the exercise price of NSOs granted under the Plan, but such price may not in any case be less than eighty-five percent (85%) of the fair market value per share of the Common Stock on the date the option is granted. The Board shall determine, in its discretion, the fair market value per share of the Common Stock; provided, however, that if there is a public market for the Common Stock, such fair market value shall be the closing price of a share of the Common Stock on the last market trading day prior to the date of grant of an option or the date of authorization of a sale. The Board shall determine the consideration to be paid upon the exercise of an option or pursuant to a sale, including the method of payment, which may consist of cash, check, transfer to the Company of previously owned shares of the Common Stock having a fair market value equal to the option exercise price, delivery of instructions to the Company to withhold shares of the Common Stock that would otherwise be issued upon the exercise of the option having a fair market value equal to the option exercise price, or any combination of the foregoing methods of payment.

     Amendment of the Plan. The Board may amend or terminate the Plan at any time; provided, however, that no amendment regarding amount, price or timing of the option grants may be made more frequently than once every six (6) months other than to comply with changes in the requirements of the Code or the Securities Exchange Act of 1934. No amendment or termination shall affect any options outstanding at that time. Any amendment that would increase the number of shares that may be issued under the Plan (other than with respect to changes in the capitalization of the Company), modify the requirements as to eligibility for participation in the Plan, or materially increase the benefits accruing to participants in the Plan, must be approved by the Company's shareholders.

     Resale Restrictions. Shares of Common Stock purchased under the Plan (whether by the exercise of an option or by direct sale) by the Company's officers and directors, or a beneficial owner of ten percent (10%) or more of any class of the Company's equity securities (collectively, "affiliates") will be eligible for resale in accordance with Rule 144 under the Securities Act of 1933. In addition, the Company's affiliates must hold any shares issuable upon the exercise of an option, or a direct grant or sale, for at least six (6) months from the date the option is granted, or from the date the shares are granted or sold, respectively.

     Federal Income Tax Consequences. Under federal income tax law currently in effect, the Optionee of an ISO will recognize no income upon the grant or exercise of the ISO. However, the Optionee will have a preference item for alternative minimum tax purposes upon exercise of the ISO in the amount by which the fair market value of the shares subject to the ISO at the time of exercise exceeds the exercise price. If an Optionee exercises an ISO and does not dispose of any of the shares acquired thereby within two (2) years following the date of the ISOs grant and within one (1) year following the date of exercise, then any gain realized upon subsequent disposition of such shares will be taxable as capital gain. If an Optionee disposes of shares acquired upon exercise of an ISO before the expiration of either the one (1) year holding period or the two (2) year waiting period, any amount realized will be taxable as ordinary income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date, or the fair market value of the shares on the date of disposition, exceeds the exercise price.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of an ISO. In the event of a disqualifying disposition by an Optionee, the Company will be entitled to a business expense deduction in the tax year in which the disposition occurred to the extent the Optionee recognized ordinary income.

     Under federal income tax law currently in effect, the Optionee of a NSO will recognize no income upon the grant of the NSO. At the time the NSO is exercised, the Optionee will recognize ordinary income in the amount by which the fair market value of the shares subject to the NSO at the time of exercise exceeds the exercise price, and the Company will be entitled to a business expense deduction for the same amount (conditioned upon proper withholding). Upon the Optionee's disposition of shares acquired pursuant to exercise of an NSO, the excess of the amount realized from such disposition over the fair market value of the shares on the exercise date will be taxable as short- or long-term capital gain depending on how long the shares have been held.

PROPOSED AMENDMENT

     If the proposal is adopted, the first paragraph of Section 3 of the 1994 Stock Incentive Plan will be amended and read as follows:

          3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and/or Sold under the Plan is 1,900,000 shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

BOARD RECOMMENDATION

     The purpose of the Plan is to provide a means whereby key employees, officers, non-employee directors, consultants, and advisors of the Company may be given the opportunity to purchase shares of the Company's Common Stock pursuant to options granted under the Plan. The Board of Directors believes that option grants play an important role in the Company's efforts to attract, employ, and retain employees, directors and consultants of outstanding ability, and the Board accordingly recommends the shareholders vote FOR the amendment. If a quorum is present, this proposal will be approved if a majority of the votes cast on the proposal are voted for approval of the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists, but are not counted as votes cast and have no effect on the results of the vote on this proposal.

                AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

                                  (PROPOSAL 3)

     On March 4, 1997, the Board unanimously adopted an amendment, subject to shareholder approval, decreasing the number of authorized shares of Common Stock of the Company from 490,000,000 to 50,000,000. The proposed decrease in authorized shares is being submitted to permit the Company to reduce state franchise taxes which it pays in one or more jurisdictions in which it maintains call centers. In certain states, the franchise taxes paid by a corporation are determined by formula, taking into account a company's authorized shares of common stock and other securities. Due to the significant number of shares authorized by the Company's Second Restated Articles of Incorporation, the Company may be required to pay inordinately high franchise taxes in the absence of this decrease.

     Management does not anticipate that the additional authorized shares will be required in connection with any future offerings of equity securities by the Company. If additional authorized shares are so required, a proposed increase will be submitted for approval to the Company's shareholders. Management further believes that the proposed amendment will provide a long-term advantage to the Company and its shareholders by the reduction of franchise taxes to be paid by the Company in one or more states.

     If the proposal is adopted, Section A. of Article IV. "Capitalization" of the Second Restated Articles of Incorporation will be amended and read as follows:

     A. The authorized capital stock of the Corporation consists of 50,000,000 shares of common stock, no par value ("Common Stock"), and 10,000,000 shares of preferred stock, no par value ("Preferred Stock").

BOARD RECOMMENDATION

     If a quorum is present, this proposal will be approved if a majority of the votes cast on the proposal are voted for approval of the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists, but are not counted as votes cast and have no effect on the results of the vote on this proposal. To permit the Company to seek the franchise tax reductions, the Board of Directors has unanimously recommended that the shareholders vote FOR the amendment.

                       SELECTION OF INDEPENDENT AUDITORS

                                  (PROPOSAL 4)

     The Board of Directors has selected Deloitte & Touche LLP as independent auditors for the current year ending December 31, 1997. For the years ended December 31, 1996 and 1995, Deloitte & Touche served as the Company's independent auditors. It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     On November 30, 1995, the Company engaged Deloitte & Touche LLP as its principal accountants, replacing Price Waterhouse LLP. The decision to change accountants was approved by the Company's Board of Directors. The Company believes, and was advised by Price Waterhouse that it concured with such belief, that during the Company's two most recent fiscal years ending December 31, 1994, the Company and Price Waterhouse did not have any disagreement on any matter of accounting principals or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Price Waterhouse, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years. During the Company's two most recent fiscal years ending December 31, 1994, Price Waterhouse's reports on the Company's financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that Price Waterhouse's reports for each of the last two fiscal years made reference to uncertainties surrounding the Company's ability to continue as a going concern.

BOARD RECOMMENDATION

     Although the selection of auditors is not required to be submitted to a vote of the shareholders, the Board has decided to ask the shareholders to approve the selection and recommends that the shareholders vote FOR approval. If a majority of the shares of Common Stock represented at the Annual Meeting does not vote to approve the selection, the Board will reconsider the selection.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Company knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the shareholders should properly come before the meeting, the persons named in the enclosed proxy form will vote in their discretion upon such other matters.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 1997 annual meeting of shareholders must be received by the Company not later than December 5, 1997, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

                              COST OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be additionally compensated for such activities. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

                             ADDITIONAL INFORMATION

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-KSB for its fiscal year ended December 31, 1996 with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-KSB, without exhibits, by writing to Investor Relations, Metro One Telecommunications, Inc., 8405 S.W. Nimbus Avenue, Beaverton, Oregon 97008.

                       METRO ONE TELECOMMUNICATIONS, INC.
                                   PROXY FORM
                         ANNUAL MEETING OF SHAREHOLDERS

                                   MAY 8, 1997


      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF METRO ONE TELECOMMUNICATIONS, INC.

      The undersigned shareholder of record of Metro One Telecommunications, Inc., an Oregon corporation (the "Company"), hereby appoints Timothy A. Timmins and A. Jean de Grandpre, or either of them, with full power of substitution, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders to be held at 3:30 p.m. on May 8, 1997, at the Portland Conference Center, 300 N.E. Multnomah Street, Portland, Oregon, or any adjournments or postponements thereof upon the matters listed herein AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company's Proxy Statement and hereby revokes any proxy or proxies previously given.


1. To elect five members to the Company's Board of Directors. Directors nominated are A. Jean de Grandpre, G. Raymond Doucet, William D. Rutherford, Timothy A. Timmins and James M. Usdan.

                              WITHHELD       FOR ALL
                   FOR        FOR ALL        EXCEPT*
                --------    ------------    ---------

             * Except: __________________________________________

2. To approve an amendment of the Company's 1994 Stock Incentive Plan to increase the number of shares of Common Stock available for issuance under the Plan from 1,428,500 to 1,900,000.

                   FOR        AGAINST        ABSTAIN
                ---------    -----------    ------------

3. To approve an amendment of the Second Restated Articles of Incorporation to decrease the number of authorized shares of Common Stock from 490,000,000 to 50,000,000.

                   FOR        AGAINST        ABSTAIN
                ---------    -----------    ------------

4. To approve the selection of Deloitte & Touche LLP as the Company's independent auditors.

                   FOR        AGAINST        ABSTAIN
                ---------    -----------    ------------


PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD TODAY IN THE ENCLOSED, PRE-ADDRESSED ENVELOPE.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.


----------------------------------------
Typed or Printed Name(s)


----------------------------------------
Authorized Signature


----------------------------------------
Title or authority, if applicable


----------------------------------------
Date

PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.


[   ]       I PLAN TO ATTEND THE ANNUAL MEETING.


[   ]       I DO NOT PLAN TO ATTEND THE ANNUAL MEETING.



                                       18